                                                                    EXHIBIT FS-4

                           NORTHEAST OHIO NATURAL GAS
                                INCOME STATEMENTS
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996-2000


                                                      1996           1997           1998          1999         2000
OPERATING REVENUES
   Operating revenues & gas sales                 $ 4,299,942    $ 4,962,138    $ 4,246,222    $5,197,914   $6,006,457
   Other                                               60,371         51,552         66,088        78,904       67,663
                                                  --------------------------------------------------------------------
                                  TOTAL REVENUE     4,360,313      5,013,690      4,312,310     5,276,818    6,074,120

OPERATING EXPENSES
   Purchased gas cost                               1,625,645      2,024,706      1,581,721     2,002,831    2,643,394
   Operations                                       1,847,481      1,592,488      1,717,070     1,644,746    1,722,268
   Depreciation, depletion & amortization             307,257        363,123        319,787       372,917      451,528
   Amortization of fair market value
     adjustments                                           --             --             --        60,567       63,200
   Maintenance                                        109,161         81,353         74,919        53,949       76,496
   General taxes                                      470,196        680,141        696,348       699,855      557,417
   Interest expense                                   160,655        148,306        139,891       211,549      356,071
                                                  --------------------------------------------------------------------
                                 TOTAL EXPENSES     4,520,395      4,890,118      4,529,736     5,046,414    5,870,374
                                                  --------------------------------------------------------------------
                               OPERATING INCOME      (160,082)       123,573       (217,426)      230,403      203,746

TAXES ON INCOME
   Current                                            (54,147)        43,459        (64,288)       15,825      134,561
   Deferred                                                                          (9,637)       83,105      (43,800)
                                                  --------------------------------------------------------------------
                                                      (54,147)        43,459        (73,925)       98,930       90,761

                              NET INCOME (LOSS)   $  (105,934)   $    80,113    $  (143,501)   $  131,473   $  112,985
                                                  ====================================================================